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                     June 16, 2023

       Oscar Brown
       Chief Financial Officer
       FREYR Battery
       22-24, Boulevard Royal
       L -2449 Luxembourg
       Grand Duchy of Luxembourg

                                                        Re: FREYR Battery
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 27,
2023
                                                            File No. 001-40581

       Dear Oscar Brown:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing